Exhibit 99.1

For Immediate Release

RIVERSTONE NETWORKS SIGNS $170 MILLION ASSET PURCHASE

AGREEMENT

WITH LUCENT TECHNOLOGIES

SANTA CLARA, Calif., February 7, 2006 – Riverstone Networks (RSTN.PK), a leading provider of carrier Ethernet routers, today announced that it has signed a definitive asset purchase agreement with Lucent Technologies (NYSE:LU) under which Lucent will acquire substantially all of Riverstone’s business operations, not including its cash and convertible subordinated notes, for $170 million in cash. Completion of the transaction is subject to certain closing conditions.

Over the last year, Lucent and Riverstone have worked together in a strategic alliance, delivering high-quality carrier Ethernet routers to service provider customers. This transaction provides Lucent with direct access to one of the fastest growing areas of carrier investment: next-generation Ethernet infrastructure. Both Lucent and Riverstone are committed to a seamless transition for Riverstone’s customers, resellers and suppliers.

For Riverstone, this transaction culminates the company’s achievements over the past two years including: establishing a strong presence in one of the fastest growing segments of the service provider market; introducing technology advancements and new products; the creation of India-based research and development; and expanded deployments to Tier-1 carriers in North America, Europe and Asia.

“We are extremely pleased and energized to join forces with an industry leader that we have admired and with which we have closely collaborated over the past year,” said Oscar Rodriguez, President and CEO of Riverstone. “We view this combination as a major win for our stockholders, customers, resellers and employees around the world. In addition to maximizing value for our stakeholders, this transaction will enable Riverstone to successfully build on its heritage of innovation. With Lucent, we will now be better able to address our customers’ needs and to extend Riverstone’s technology leadership into new markets while also keeping our development cycles on a fast track. In addition, Riverstone’s employees will be part of a larger organization that is ideally positioned to compete in today’s rapidly evolving global marketplace.”

Following the close of the transaction, Riverstone will become part of Lucent’s Multimedia Network Solutions business. Substantially all of Riverstone’s employees are expected to join Lucent.

“Riverstone is a valued partner in a space that we believe will continue to grow,” said Ken Wirth, President, Multimedia Network Solutions, Lucent Technologies. “This combination is good news for our mutual customers and a symbol of our commitment to provide carrier-grade Ethernet solutions to the market.”

Terms

As a condition of the asset purchase agreement, Riverstone has agreed to conduct the sale of its business under the provisions of Chapter 11, section 363 of the U.S. Bankruptcy Code. Following this sale, Riverstone intends to satisfy its remaining non-operating liabilities including payment of its convertible subordinated notes in the amount of $65,875,000; provide for any contingent liabilities and costs of liquidation; and distribute its remaining cash to Riverstone’s shareholders as part of a plan of liquidation. Riverstone’s shareholders should consult with their tax advisors as to the income tax ramifications of the liquidating cash distributions.

While Riverstone presently has sufficient cash to fund its continuing operations, U.S. bankruptcy law permits use of Section 363 of Chapter 11 for solvent companies that wish to sell their assets in a supervised auction. Riverstone believes that the use of Section 363 in this fashion ensures an orderly strategic sale of the business and follow-on liquidation and dissolution of its public entity. Riverstone expects to file its petition in the U.S. Bankruptcy Court in Delaware this week. Because Riverstone is conducting the sale under Section 363, the completion of Riverstone’s financial audit will not be necessary, and accordingly, work with the auditors has been suspended.

Riverstone’s transaction with Lucent is expected to close by the middle of the calendar year 2006. The transaction is also subject to customary regulatory approvals, the resolution of the Securities and Exchange Commission’s pending investigation of accounting issues that arose under Riverstone’s prior management, and bankruptcy court approval of the final sale terms. No shareholder consent is required.

Advisors

As directed by its Board of Directors, Riverstone conducted a thorough process of exploring strategic and financial alternatives during 2005 with the advice of Sonenshine Partners LLP as Riverstone’s investment banking firm and Morgan, Lewis & Bockius LLP as outside legal counsel.

About Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier Ethernet infrastructure solutions for business and residential communications services. Riverstone’s Ethernet router portfolio uniquely delivers the reliability that allows carriers to meet the triple play – voice, video and data – service requirements of their customers in a cost-effective and scalable way. Riverstone allows carriers to offer new services over existing revenue-generating networks permitting them to evolve to a next-generation Ethernet infrastructure.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements concerning the company’s expectations regarding the announced asset sale and the yet-to-be completed process of approving the sale, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include factors such as the failure to obtain court and other government approvals required to complete the transaction, Lucent’s inability or unwillingness to close under the terms of the Asset Purchase Agreement, litigation that could be brought to enjoin the transaction or modify its terms, a material adverse change to Riverstone’s business that permits Lucent to decline to close the transaction, as well as other factors. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

Riverstone Networks Contacts:

Roger A. Barnes Executive Vice President/ Chief Strategy Officer 408-878-6500	Howard Kalt Kalt Rosen & Co. 415-397-2686